Exhibit 10.16

Integration Appliance, Inc.

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is made as of March 1, 2016 (the “Effective Date”), by and between Integration Appliance, Inc., a Delaware corporation (the “Company”), and Ralph Baxter (the “Consultant”).

Consultant desires to perform, and the Company desires to have Consultant perform, consulting services as an independent contractor to the Company.

NOW, THEREFORE, the parties agree as follows:

1. Services.

(a) Performance. Consultant will perform the services that may be reasonably requested from time to time by the Company (the “Services”), including but not limited to the Services described in detail on Exhibit A to this Agreement (the “Services Description”).

(b) Term. This Agreement shall commence on the date hereof and shall continue until terminated in accordance with the provisions of Section 6.

(c) Payment. Subject to the terms and conditions of this Agreement, for the performance of the Services, the Company will pay Consultant fees as set forth in the Services Description, on the terms and in the manner set forth in the Services Description. Except as otherwise provided on Exhibit A, any expenses incurred by Consultant in performing the Services will be the sole responsibility of Consultant.

2. Relationship of Parties.

(a) Independent Contractor. Consultant is an independent contractor and is not an agent or employee of, and has no authority to bind, the Company by contract or otherwise. Consultant will perform the Services under the general direction of the Company, but Consultant will determine, in Consultant’s sole discretion, the manner and means by which the Services are accomplished, subject to the requirement that Consultant shall at all times comply with applicable law. Consultant will indemnify the Company and hold it harmless from and against all claims, damages, losses and expenses, including reasonable fees and expenses of attorneys and other professionals, relating to any obligation imposed by law on the Company as a result of Consultant’s failure to comply with the foregoing provision.

(b) Employment Taxes and Benefits. Consultant will report as self-employment income all compensation received by Consultant pursuant to this Agreement. Consultant will indemnify the Company and hold it harmless from and against all claims, damages, losses and expenses, including reasonable fees and expenses of attorneys and other professionals, relating to any obligation imposed by law on the Company to pay any withholding taxes, social security, unemployment or disability insurance, or similar items in connection with compensation received by Consultant pursuant to this Agreement. Consultant will not be entitled to receive any vacation or illness payments, or to participate in any plans, arrangements, or distributions by the Company pertaining to any bonus, stock option, profit sharing, insurance or similar benefits for the Company’s employees.

(c) Liability Insurance. Consultant will maintain adequate insurance to protect Consultant from the following: (i) claims under workers’ compensation and state disability acts; (ii) claims for damages because of bodily injury, sickness, disease or death that arise out of any negligent act or omission of Consultant; and (iii) claims for damages because of injury to or destruction of tangible or intangible property, including loss of use resulting therefrom, that arise out of any negligent act or omission of Consultant.

3. Property of Company.

(a) Definition of Innovations. Consultant agrees to disclose in writing to the Company all inventions, products, designs, drawings, notes, documents, information, documentation, improvements, works of authorship, processes, techniques, know-how, algorithms, technical and business plans, specifications, hardware, circuits, computer languages, computer programs, databases, user interfaces, encoding techniques, and other materials or innovations of any kind that Consultant may make, conceive, develop or reduce to practice, alone or jointly with others, in connection with performing Services or that result from or that are related to such Services, whether or not they are eligible for patent, copyright, mask work, trade secret, trademark or other legal protection (“Innovations”); provided that in no event shall the Innovations be deemed to include the general expertise of Consultant acquired prior to the Effective Date, including with respect to legal service management techniques.

(b) Ownership of Innovations. Consultant and the Company agree that, to the fullest extent legally possible, all Innovations will be works made for hire owned exclusively by the Company. Consultant agrees that, regardless of whether the Innovations are legally works made for hire, all Innovations will be the sole and exclusive property of the Company. Consultant hereby irrevocably transfers and assigns to the Company, and agrees to irrevocably transfer and assign to the Company, all right, title and interest in and to the Innovations, including all worldwide patent rights (including patent applications and disclosures), copyright rights, mask work rights, trade secret rights, know-how, and any and all other intellectual property or proprietary rights therein (collectively, “Intellectual Property Rights”). At the Company’s request and expense, during and after the term of this Agreement, Consultant will assist and cooperate with the Company in all respects and will execute documents and, subject to the reasonable availability of Consultant, will give testimony and take such further acts reasonably requested by the Company to enable the Company to acquire, transfer, maintain, perfect and enforce its Intellectual Property Rights and other legal protections for the Innovations. Consultant hereby appoints the officers of the Company as Consultant’s attorney-in-fact coupled with an interest to execute documents on behalf of Consultant for this limited purpose.

(c) Moral Rights. Consultant also hereby irrevocably transfers and assigns to the Company, and agrees to irrevocably transfer and assign to the Company, and waives and agrees never to assert, any and all Moral Rights (as defined below) that Consultant may have in or with respect to any Innovation, during and after the term of this Agreement. “Moral Rights” mean any rights to claim authorship of an Innovation, to object to or prevent the modification or destruction of any Innovation, to withdraw from circulation or control the publication or distribution of any Innovation, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is called or generally referred to as a “moral right.”

(d) Related Rights. If any part of the Services or Innovations or information provided hereunder is based on, incorporates, or is an improvement or derivative of, or cannot be reasonably and fully made, used, reproduced, distributed and otherwise exploited without using or violating technology or intellectual property rights owned by or licensed to Consultant (or any person involved in the Services) and not assigned hereunder, Consultant hereby grants Company and its successors a perpetual, irrevocable, worldwide royalty-free, non-exclusive, sublicensable right and license to exploit and exercise all such technology and intellectual property rights in support of Company’s exercise or exploitation of the Services, Innovations, other work or information performed or provided hereunder, or any assigned rights (including any modifications, improvements and derivatives of any of them).

4. Confidential Information. Consultant acknowledges that Consultant may have already acquired and will acquire information and materials from the Company and knowledge about the business, financial condition, products, programming techniques, experimental work, customers and suppliers of the Company and that all such knowledge, information and materials acquired, the existence, terms and conditions of this Agreement, and the Innovations, are and will be the trade secrets and confidential and proprietary information of the Company whether disclosed prior to or after the execution of this Agreement (collectively, the “Confidential Information”). Confidential Information will not include, however, any information that is or becomes part of the public domain and generally known to the public through no fault of Consultant or Consultant’s agents, contractors or representatives. Consultant agrees to hold all such Confidential Information in strict confidence, not to disclose it to others or use it in any way, commercially or otherwise, except in performing the Services, and not to allow any unauthorized person access to it, either before or after expiration or termination of this Agreement. Consultant further agrees to take all action reasonably necessary and satisfactory to protect the confidentiality of the Confidential Information including, without limitation, implementing and enforcing operating procedures to minimize the possibility of unauthorized use or copying of the Confidential Information.

5. Indemnification by Consultant. Consultant will indemnify and hold harmless the Company from and against all claims, damages, losses and expenses, including court costs and reasonable fees and expenses of attorneys, expert witnesses, and other professionals, arising out of or resulting from, and, at the Company’s option, Consultant will defend the Company against:

(a) any action by a third party against the Company that is based on any claim that any Services performed under this Agreement, or any results of the Services (including any Innovations), or the Company’s use thereof, infringe, misappropriate or violate any patent rights, copyright rights, mask work rights, trade secret rights or any other intellectual property or proprietary rights; and

(b) any action by a third party that is based on any negligent act or omission or willful conduct of Consultant and that results in: (i) any bodily injury, sickness, disease or death; (ii) any injury or destruction to tangible or intangible property (including computer programs and data) or any loss of use resulting therefrom; or (iii) any violation of Consultant’s confidentiality obligations hereunder as well as any violation of any statute, ordinance, or regulation.

6. Termination and Expiration.

(a) Breach. Either party may terminate this Agreement (including the Services Description) in the event of a material breach by the other party of this Agreement if such breach continues uncured for a period of fifteen (15) days after written notice.

(b) At Will. This Agreement (including the Services Description) may be terminated by the Company giving 60 days written notice. Such termination shall not prejudice any other remedy to which the Company may be entitled, either by law, in equity, or under this Agreement. In the event of such termination, Consultant shall be entitled to payment for any fees due and owing hereunder prior to the effective date of termination. Such payment shall constitute full settlement of any and all claims of Consultant of every description against the Company.

(c) Expiration. Unless terminated earlier, this Agreement will expire on December 31, 2018.

(d) No Election of Remedies. The election by the Company to terminate this Agreement in accordance with its terms shall not be deemed an election of remedies, and all other remedies provided by this Agreement or available at law or in equity shall survive any termination.

(e) Effect of Expiration or Termination. Upon the expiration or termination of this Agreement for any reason, Consultant will promptly notify the Company of all Confidential Information, including but not limited to any Innovations, in Consultant’s possession or control and, at Consultant’s expense and in accordance with the Company’s instructions, will promptly deliver to the Company all such Confidential Information.

(f) Survival. The provisions of Sections 2(b), 3, 4, 5, 6(d), 6(e), 6(f), 7, 8(c) and 9 will survive the expiration or termination of this Agreement.

7. Limitation of Liability. IN NO EVENT SHALL THE COMPANY BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES OF ANY KIND IN CONNECTION WITH THIS AGREEMENT, EVEN IF THE COMPANY HAS BEEN INFORMED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES.

8. Covenants and Warranties.

(a) Competitive Activities. Consultant will not during the term of this Agreement, directly or indirectly, in any individual or representative capacity, engage or participate in any business that is competitive with any types and kinds of business being conducted by the Company; provided that the foregoing shall not prevent Consultant from engaging in the following activities (together, the “Exceptions”): (i) service as Senior Advisor at Thomson Reuters Legal and Chairman of the Thomson Reuters Legal Executive Institute, (ii) service on the board of directors of Lex Machina, (iii) service on the board of directors of Hire An Esquire, (iv) service on the board of directors of LegalZoom and (v) activities expressly approved in writing by the Company; provided further that in no event shall service for the following parties constitute Exceptions: (a) BT Tikit, (b) Lexis Nexis Interaction, (c) iManage, (d) Prosperoware, (e) Elegrity and (f) Foundation Software Group; provided further that the Company is entitled, at any time and in its sole discretion, to remove any of the activities comprising the Exceptions by thirty (30) days’ prior written notice to Consultant.

(b) Pre-existing Obligations. Consultant represents and warrants that Consultant has no pre-existing obligations or commitments (and will not assume or otherwise undertake any obligations or commitments) that would hinder Consultant’s performance of his obligations under this Agreement.

(c) Solicitation of Employment. Because of the trade secret subject matter of the Company’s business, Consultant agrees that he will not solicit for any purpose the services of any of the employees, consultants, or suppliers of the Company during the term of this Agreement and for a period of twelve (12) months thereafter.

(d) Representations and Warranties. Consultant represents, warrants and covenants that: (i) the Services will be performed in a professional and workmanlike manner and that none of such Services nor any part of this Agreement is or will be inconsistent with or hindered by any obligation (and will not assume or otherwise undertake any obligations or commitments that would result in the foregoing) Consultant may have to others; (ii) all work under this Agreement shall be Consultant’s original work and none of the Services or Inventions nor any development, use, production, distribution or exploitation thereof will infringe, misappropriate or violate any intellectual property or other right of any person or entity (including, without limitation, Consultant); (iii) Consultant has the full right to provide Company with the assignments and rights provided for herein (and has written enforceable agreements with all persons necessary to give Consultant the rights to do the foregoing and otherwise fully perform this Agreement and, in addition, Consultant will have each person who may be involved in any way with, or have any access to, any Services or Proprietary Information will enter into (prior to any such involvement or access) a binding agreement for Company’s benefit that contains provisions at least as protective as those contained herein); (iv) Consultant shall comply with all applicable laws and Company safety rules in the course of performing the Services; and (v) if Consultant’s work requires a license, Consultant has obtained that license and the license is in full force and effect.

9. General.

(a) Assignment. Consultant may not assign Consultant’s rights or delegate Consultant’s obligations under this Agreement either in whole or in part without the prior written consent of the Company. Any attempted assignment or delegation without such consent will be considered null and void.

(b) Equitable Remedies. Because the Services are personal and unique and because Consultant will have access to Confidential Information of the Company, the Company will have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without having to post a bond or other consideration, in addition to all other remedies that the Company may have for a breach of this Agreement.

(c) Mediation and Arbitration. Any controversy between the parties to this Agreement involving the construction or application of any of the terms, provisions, or conditions of this Agreement, shall on written request of either party served on the other, be submitted first to mediation and then if still unresolved to binding arbitration. Said mediation or binding arbitration shall occur in New Castle County, Delaware and comply with and be governed by the provisions of the American Arbitration Association for Commercial Disputes unless the parties stipulate otherwise. If any action is necessary to enforce the terms of this Agreement, the substantially prevailing party will be entitled to reasonable attorneys’ fees, costs and expenses in addition to any other relief to which such prevailing party may be entitled, as the arbitrator shall decide.

(d) Governing Law; Severability. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, excluding that body of law pertaining to conflict of laws. Any legal action or proceeding arising under this Agreement will be brought exclusively in the federal or state courts located in New Castle County, Delaware and the parties hereby consent to the personal jurisdiction and venue therein. If any provision of this Agreement is for any reason found to be unenforceable, the remainder of this Agreement will continue in full force and effect, and the parties agree to renegotiate in good faith any such provision and to be bound by the mutually agreed substitute provision in order to give the most approximate effect intended by the parties that is enforceable.

(e) Notices. All notices required or permitted under this Agreement will be in writing and delivered by confirmed facsimile transmission, by courier or overnight delivery service, or by certified mail, and in each instance will be deemed given upon receipt. All notices will be sent to the addresses set forth below or to such other address as may be specified by either party to the other in accordance with this Section.

(f) Complete Understanding; Modification. This Agreement, together with Exhibit A, constitutes the complete and exclusive understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior understandings and agreements, whether written or oral, with respect to the subject matter hereof. In the event of a conflict, the terms and conditions of Exhibit A will take precedence over the terms and conditions of this Agreement. Any waiver, modification or amendment of any provision of this Agreement will be effective only if in writing and signed by the parties hereto.

(g) Waiver. The waiver of any breach of any provision of this Agreement shall not constitute a waiver of any subsequent breach of the same or other provisions hereof. No delay or omission by a party in exercising any right under this Agreement shall operate as a waiver of that or any other right.

(h) Counterparts. This Agreement may be executed in counterparts.

(i) Headings. The headings used within this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any portion of this Agreement.

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IN WITNESS WHEREOF, the parties have signed this Consulting Agreement as of the Effective Date.

INTEGRATION APPLIANCE, INC.		CONSULTANT:

By:	/s/ John Hall	By:	/s/ Ralph Baxter

Name:	John Hall	Name:	Ralph Baxter

Title:	CEO

Address:	200 Portage Avenue	Address:	37 Hamilton Avenue

	Palo Alto, CA 94306		City, State and Zip Wheeling, WV 26003

Phone:	650.852.0400	Phone:	ralph@ralphbaxter.com

Email:	john.hall@intapp.com	Email:	ralph@ralphbaxter.com

Attachment: Exhibit A – Services Description

EXHIBIT A

Services Description

This Services Description is issued under and subject to all of the terms and conditions of the Consulting Agreement, dated as of the Effective Date, by and between the Company and the Consultant (the “Agreement”).

Services

Consultant shall spend 25% of his professional time providing the Services, including but not limited to serving as a non-voting member of the Board of Directors of the Company and leading the Company’s strategic advisory board program. Specific objectives of the Services provided by Consultant shall include:

1.	Support of the Company’s market development plan to reach senior leaders in the law firm industry.

2.	Support of the Company’s three-year plan to grow revenues to $120,000,000 by fiscal year end 2018.

Fees

The Company shall pay Consultant aggregate fees of $120,000 per year, paid in arrears in monthly installments of $10,000. During the term of the Agreement, the Company shall reimburse Consultant for all reasonable and documented travel and other business expenses incurred by Consultant in the performance of Consultant’s duties to the Company in accordance with the Company’s expense reimbursement policy.

The Company shall undertake to issue to Consultant a non-qualified stock option grant for 126,000 shares of common stock of the Company’s parent, LegalApp Holdings, Inc.

In addition, the Company and Consultant shall mutually agree on a referral fee program pursuant to which Consultant could earn an additional fee of up to $130,000 per year based upon the achievement of certain milestones; for the avoidance of doubt, such fee would be prorated and earned in the event the Agreement is terminated.